Exhibit 99.1

             SBT Bancorp, Inc. Reports Second Quarter 2006 Results

    SIMSBURY, Conn.--(BUSINESS WIRE)--July 26, 2006--SBT Bancorp, Inc. (OTCBB: SBTB), the holding company for The Simsbury Bank & Trust Company, today announced net income of $199,000 in the second quarter compared to $426,000 a year ago. Net income per diluted share was $0.23 compared to $0.50 a year ago. Total assets on June 30, 2006 were $216 million, an increase of $12 million over the prior year.
    Net income for the quarter was impacted by the opening of the Bank's fifth full-service branch in Bloomfield, the second full-service branch opening in seven months, and the effects of a challenging interest rate environment on the Bank's net interest income growth.
    On June 30, 2006 loans outstanding were $155 million, an increase of $10 million, or 7%, over a year ago, and total deposits were $196 million, an increase of $9 million, or 5%, over a year ago.
    Total revenues, consisting of net interest and dividend income plus total non-interest income, were $2,156,000 in the second quarter compared to $2,138,000 a year ago. The Bank's total revenues increased despite operating in a difficult interest rate environment, with the spread between long-term and short-term interest rates remaining very narrow.
    Total non-interest expenses for the second quarter increased by $390,000 compared to a year earlier, primarily due to new premises, equipment, and staffing associated with the new Bloomfield and Canton branch offices.
    For the first six months of 2006, SBT Bancorp, Inc. earned $482,000, or $0.56 per diluted share, compared to $851,000, or $1.00 per diluted share, a year earlier.
    "In June, we received a warm welcome from Bloomfield town officials and residents as we opened our fifth full-service branch, seven months after opening our new branch in Canton," said Martin J. Geitz, The Simsbury Bank's President & CEO. "While the Bank's loans, deposits, revenues and total customers serviced all continue to show steady growth, we are experiencing a decline in earnings primarily due to an increase in operating expenses associated with establishing our presence in these two attractive markets and pressure on net interest income growth as a result of a flat yield curve. As deposit and loan levels grow over the next several months our two new branches will begin to contribute to net earnings. However, we do expect earnings in 2006 to continue to reflect the pressure of higher operating expenses required to establish ourselves in these two new markets."
    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $215 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The company's stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com
    Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


                           SBT BANCORP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

         (Dollars in thousands, except for per share amounts)

                                       6/30/06   12/31/05    6/30/05
                                     ----------- --------- -----------
                                     (Unaudited)           (Unaudited)
ASSETS
-------------------------------------
Cash and due from banks                  $7,714    $9,349      $9,570
Interest bearing deposits with
 Federal Home Loan Bank                       4         8           9
Federal funds sold                        3,550     6,767       5,155
Money market mutual funds                    53        59          62
                                     ----------- --------- -----------
Cash and cash equivalents                11,321    16,183      14,796
Investments in available-for-sale
 securities (at fair value)              43,760    40,231      39,980
Federal Home Loan Bank stock, at cost       668       966         966

Loans                                   154,958   147,526     144,467
Less allowance for loan losses            1,705     1,720       1,711
                                       --------- --------- -----------
Loans, net                              153,253   145,806     142,756
Premises and equipment                    1,577     1,006         518
Accrued interest receivable                 912       794         760
Bank owned life insurance                 2,755     2,681       2,609
Other assets                              2,151     1,878       1,722
                                       --------- --------- -----------
TOTAL ASSETS                           $216,397  $209,545    $204,107
                                     =========== ========= ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Deposits:
Demand deposits                         $35,401   $36,075     $32,444
Savings and NOW deposits                 89,763    92,478     102,143
Time deposits                            70,668    62,563      51,889
                                       --------- --------- -----------
Total deposits                          195,832   191,116     186,476

Federal Home Loan Bank Advance            3,000         -           -
Securities sold under agreements to
 repurchase                               1,416     2,313       2,130
Other liabilities                           694       740         680
                                       --------- --------- -----------
Total liabilities                       200,942   194,169     189,286
                                       --------- --------- -----------
Stockholders' equity:
Common stock, no par value; authorized
 2,000,000 shares; issued and
 outstanding 841,554 shares on
 6/30/06; 838,528 on 12/31/05;
 835,809 shares on 6/31/05                8,562     8,457       8,408
Retained earnings                         7,602     7,474       6,651
Accumulated other comprehensive loss       (709)     (555)       (238)
                                       --------- --------- -----------
Total stockholders' equity               15,455    15,376      14,821
                                       --------- --------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                $216,397  $209,545    $204,107
                                       ========= ========= ===========


                           SBT BANCORP, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

         (Dollars in thousands, except for per share amounts)

                                   For the quarter  For the six months
                                        ended             ended
                                   ----------------- -----------------
                                   6/30/06  6/30/05  6/30/06  6/30/05
                                   -------- -------- -------- --------
Interest and dividend income
  Interest and fees on loans        $2,252   $1,968   $4,394   $3,873
  Investment securities                478      369      903      731
  Federal funds sold and overnight
   deposits                             41       47      103       76
                                   -------- -------- -------- --------
      Total interest and dividend
       income                        2,771    2,384    5,400    4,680
                                   -------- -------- -------- --------
Interest expense
  Deposits                             825      482    1,561      907
  Repurchase Agreements                  7        6       14       12
  FHLB advances                         23        -       23        2
                                   -------- -------- -------- --------
      Total interest expense           855      488    1,598      921
                                   -------- -------- -------- --------
      Net interest and dividend
       income                        1,916    1,896    3,802    3,759

Provision for loan losses                -       15        -       15
                                   -------- -------- -------- --------
  Net interest and dividend income
   after provision for loan losses   1,916    1,881    3,802    3,744
                                   -------- -------- -------- --------
Noninterest income
  Service charges on deposit
   accounts                             80       85      155      153
  Other service charges and fees       119      104      237      197
  Increase in cash surrender value
   of life insurance policies           36       30       73       60
  Gains on loans sold                    -       11        3       23
  Other income                           5       12       15       27
                                   -------- -------- -------- --------
      Total noninterest income         240      242      483      460
                                   -------- -------- -------- --------
Noninterest expense
  Salaries and employee benefits       937      721    1,833    1,447
  Directors' fees                       36       42       73       83
  Premises and equipment               311      224      606      457
  Advertising and promotions           112       93      189      167
  Forms and supplies                    52       40      108       75
  Professional fees                    103       96      181      172
  Correspondent charges                 52       47       99       94
  Postage                               25       27       51       50
  Other expenses                       244      192      439      365
                                   -------- -------- -------- --------
      Total non-interest expense     1,872    1,482    3,579    2,910
                                   -------- -------- -------- --------
      Income before income taxes       284      641      706    1,294

  Income tax provision                  85      215      224      443
                                   -------- -------- -------- --------
      Net income                      $199     $426     $482     $851
                                   ======== ======== ======== ========
  Comprehensive income                 $48     $585     $328     $812
                                   ======== ======== ======== ========
  Net income per share, basic        $0.24    $0.51    $0.57    $1.02
                                   ======== ======== ======== ========
  Average shares outstanding,
   basic                           841,388  834,918  840,698  833,138
                                   ======== ======== ======== ========
  Net income per share, assuming
   dilution                          $0.23    $0.50    $0.56    $1.00
                                   ======== ======== ======== ========
  Average shares outstanding,
   assuming dilution               855,790  853,699  855,928  852,937
                                   ======== ======== ======== ========

    CONTACT: The Simsbury Bank & Trust Company
             Anthony F. Bisceglio, EVP & CFO, 860-408-5493
             860-408-4679 (fax)
             abisceglio@simsburybank.com